Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. Announces Record First Quarter 2011 Production and Guidance for Second Quarter 2011; Expands Board of Directors

Oklahoma City, Oklahoma, Monday, April 11, 2011. GMX RESOURCES INC., NYSE: ‘GMXR’, today announces that Company has achieved total production of 6.0 Bcfe for the first quarter 2011 which is a Company record and an achievement of the previously announced guidance. The 6.0 Bcfe of production in the first quarter represents a 14% increase over the fourth quarter of 2010 and a 89% increase over the first quarter of 2010. The Company’s second quarter and full year 2011 guidance is 6.1 Bcfe with an expected range of 25.0-26.0 Bcfe, respectively, which represents an increase of 42% and 43%-49% in the second quarter and full year 2010.

The Company also announces today that it has expanded the Board of Directors with the addition of two new members. J. David Lucke became a director of the Company in April 2011. Mr. Lucke currently serves as Chief Financial Officer of Sabco Oil & Gas Corporation, a private company located in Houston, Texas. Prior to joining Sabco Oil & Gas Corporation, Mr. Lucke worked nineteen years as an investment banker focused in the energy industry. Most recently, Mr. Lucke was a Managing Director in the investment banking group of Jefferies & Company/Randall & Dewey from 2003-2010. Mr. Lucke received an MBA from The University of Texas at Austin and a BA from Duke University. Mr. Lucke is a certified public accountant. Mr. Lucke will be a member of both the compensation and audit committees.

Joining Mr. Lucke on the board is Michael J. Rohleder President of GMXR. Mr. Rohleder was appointed as President of GMX Resources Inc. on June 1, 2009. Prior to this appointment, he served as Executive Vice President of GMXR focused on corporate development, investor relations and strategic growth and planning. Mr. Rohleder brought over 20 years of executive management experience to the GMXR team with an emphasis in financing, corporate development and leadership. Prior to joining GMXR, Rohleder served as the Sr. Vice President of Worldwide Sales and Marketing for ON Semiconductor, a $1.5b semiconductor manufacturer (formerly the Motorola Semiconductor Components Division). From 1991 to 1999 he was CEO of MEMEC North America, an international wholesaler of semiconductor components, which was a division of VEBA AG. During his tenure at MEMEC the company grew organically and through acquisition from $18 mm per year in sales to over $2.5b.

GMXR is a resource play rich E&P company; with development acreage in two oil shale resources in the Williston Basin (North Dakota / Montana) targeting the Bakken & Sanish-Three Forks and the DJ Basin (Wyoming), targeting the Niobrara Formation; both plays are 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation, where the majority of our acreage is contiguous and held by production. These oil and natural gas resources provide a robust inventory of operated, high probability, repeatable, organic growth opportunities for our company’s growth. The Bakken properties contain 34 potential operated units (1,280 acre), 136 operated locations (10,000 ft. laterals; est. 45-55% working interest) giving the Company a 7 year inventory using a two rig development program. The Niobrara properties contain 133 potential operated units (640 acre), 532 operated locations (5,000 ft. laterals; est. 45% working interest) giving the Company a 5.5 year inventory using a two rig development program. The Haynesville/Bossier and the Cotton Valley Sand locations include 257 net Haynesville/Bossier horizontal locations, and 100-250 net Cotton Valley Sand horizontal locations, representing an estimated 12 year inventory of development utilizing two continuous rigs. The Company believes multiple basins; both oil and natural gas resource choices will provide us flexibility to allocate capital to achieve the highest risk adjusted rate of return on our portfolio. Please visit www.gmxresources.com for more information on the Company.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to the completion of announced acquisitions, commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.